EXHIBIT 10.17

EMPLOYMENT AGREEMENT

Agreement made and effective this 24th day of February, 2009, between VirtualScopics, Inc., a Delaware corporation (the “Company”), and L. Jeffrey Markin, Executive Officer, (“Executive Officer”).

WITNESSETH

WHEREAS, Executive Officer has been employed by the Company as its President and Chief Executive Officer (“CEO”) since August 2006;

WHEREAS, the Company believes and recognizes that Executive Officer’s contributions to the Company’s improvement and success have been substantial;

WHEREAS, the Company desires to continue to employ Executive Officer as its CEO and to be assured of Executive Officer’s services on the terms and conditions set forth in this Agreement;

WHEREAS, Executive Officer desires to be employed by the Company as its CEO; and

WHEREAS, the Company and Executive Officer intend and desire to be legally bound by this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants and conditions contained in this Agreement, the Company and Executive Officer agree as follows:

1.            Employment.  The Company hereby employs Executive Officer as its CEO for the term of employment as defined in paragraph 2 of this Agreement.  Executive Officer shall be responsible for the management of the operations of the Company, subject to the supervision and direction of the Board of Directors of the Company (the “Board”).  Executive Officer shall report directly to the Board.

2.            Term of Employment.  Executive Officer’s “Term of Employment” under this Agreement shall commence as of the effective date hereof and shall automatically be extended for additional one-year periods so long as the Executive remains fully employed by the Company or until this Agreement is amended or superseded by a new agreement.

3.            Performance.  Executive Officer shall devote his full working time, attention, skills and energies to the performance of his duties as CEO of the Company.

4.            Salary, Bonus and Benefits.

(a)      Salary.  As basic compensation for his services under this Agreement, and effective as of the effective date hereof, the Company shall pay to Executive Officer a gross salary of $280,000 per year, which may be further increased as determined by the Compensation Committee of the Board of Directors. Any increases in the gross salary made after the effective date of this Agreement shall be considered to be the gross salary for purposes of this Agreement.  Executive Officer’s salary shall be paid in accordance with the customary payroll practices of the Company.

(b)      Bonus.  In addition to his Salary, and as incentive bonus for his services under this Agreement, the Company shall establish an annual incentive bonus plan for Executive tied to the achievement of certain Company Annual Plan goals, with a targeted maximum payout of 30% of Executive's base salary in effect at the end of each fiscal year. The bonus will be paid to Executive on a timely basis upon official close of the fiscal year. The committee reserves the right, at its sole discretion, to exceed the maximum payout for exceptional performance.

(c)      Benefits.  Executive Officer shall participate in all benefit plans, option plans, retirement plans, vacation plans, and other plans, arrangements, policies and perquisites as are afforded from time to time to other executive officers of the Company, including, but not limited to, all health, medical and dental (“health”) insurance plans, disability insurance plans and all other insurance plans.

Executive Officer also shall be entitled to reimbursement of all reasonable expenses which are incurred by Executive Officer in the performance of his duties with the Company and which are documented in accordance with procedures approved by the Company for all executive officers of the Company.

5.            Other Activities.

(a)      Executive Officer may serve from time to time as an advisor, director or trustee of outside organizations (e.g., for-profit organizations, not-for-profit organizations, professional organizations), provided that such service does not conflict with (i) the business or reputation of the Company, or (ii) Executive Officer’s performance of his duties with the Company.

(b)      Executive Officer shall consult with, and obtain the consent of, the Chairman, which consent shall not be unreasonably withheld, with respect to his service as an advisor, director or trustee of any outside organization.

(c)      The Chairman shall have the sole discretion, to be exercised reasonably, in determining whether or not Executive Officer’s service as an advisor, director or trustee of any outside organization conflicts with (i) the business or reputation of the Company, or (ii) Executive Officer’s performance of his duties with the Company.

6.            Membership on the Company’s Board of Directors

It is the intention and expectation of the Company and Executive Officer that Executive Officer shall serve as a member of the Board during the Term of Employment.  The Company shall use its best efforts, as customary for any proposed nominee, to cause Executive Officer’s re-election to the Board, and Executive Officer agrees to serve in such capacity without compensation in addition to the compensation he receives as CEO.

7.            Termination of Employment.

(a) Voluntary termination by Executive Officer

Executive Officer may voluntarily terminate his employment under this Agreement by delivering written notice to the Board of Directors of his decision to terminate his employment.

(b)  Voluntary termination by Executive Officer following change in control

Within 180 days following a “change in control” of the Company (as defined below), and either i) following a decision or implementation of a decision by the Company to materially change the title, status, responsibilities,  location of employment, benefits or privileges to which the Executive Officer was entitled immediately prior to the “change in control”, or ii) this Agreement is not extended or renewed, or replaced with a fully executed substantially equivalent agreement, prior to 14 days before it is scheduled to expire, the Executive Officer may elect to terminate his employment upon thirty (30) days’ written notice to the Board of Directors or the appropriate governing organization in the event the Board of Directors as it is currently constituted is no longer in place.  Executive Officer’s termination of his employment shall be effective on the thirty-first day after the date on which the written notice is delivered.

In the event that Executive Officer shall elect to terminate his employment pursuant to this paragraph 7(b), the Company shall pay him, as separation pay, one year’s worth of his gross annual salary, as defined in 4(a) herein, as of the date upon which his termination becomes effective plus twelve (12) months worth of benefits Executive Officer is then currently receiving.  The gross salary and benefits shall be payable in the normal course for the twelve (12) months following the effective date of the termination.

For purposes of this Agreement, a “change in control” shall be deemed to have occurred if (A) a majority of the Board is replaced in a 12 month period by directors whose appointment or election was not endorsed by a majority of the Board before their appointment or election; or (B) substantially all the assets of the Company are disposed of by the Company pursuant to a merger, consolidation, partial or complete liquidation, a sale of assets (including stock of a subsidiary) or otherwise, but not including a reincorporation or similar transaction resulting in a change only in the form of ownership of such assets.

In the event that the payments to Executive Officer pursuant to this paragraph 7(b) constitute parachute payments (as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)), and if the sum of these payments and all other parachute payments received or to be received by Executive Officer in connection with the change in control equal or exceed three (3) times his base amount (as defined in Section 280G(b)(3) of the Code) for the calendar year in which the change in control occurs, then the payments to Executive Officer pursuant to this paragraph 7(b) shall be reduced to the extent necessary to ensure that the sum of all parachute payments is one dollar ($1.00) less than three (3) times such base amount.

(c)  Voluntary termination by Executive Officer not following a change in control

If Executive Officer voluntarily terminates his employment under this Agreement, other than pursuant to paragraph 7(b), then Executive Officer’s rights and duties under this Agreement shall terminate as of the effective date of such termination; provided, however, that Executive Officer shall not be deprived, by reason of such termination, of any rights, payments, options or benefits which have vested or have been earned or to which Executive Officer is otherwise entitled as of the effective date of such termination, and no such right, payment, option or benefit will be reduced or otherwise affected by reason of such termination.

(d)  Involuntary termination for cause

The employment of Executive Officer under this Agreement shall terminate for cause upon delivery to Executive Officer of notice in writing from the Chairman of the Board of Directors (acting pursuant to a duly adopted resolution of the Board) of the termination of his employment for cause.  “Cause” shall mean:

(i)         any willful act or failure to act by Executive Officer that causes material harm to the Company; any fraud by Executive Officer upon the Company; the conviction of Executive Officer, or the plea of nolo contendere by Executive Officer, with respect to any felony; for the purposes of this subparagraph 7(d), any act or failure to act by Executive Officer which was done or omitted to be done by Executive Officer in good faith and for a purpose which he reasonably believed to be in the best interests of the Company shall not be considered to have been willful; or

(ii)        Executive Officer’s chronic alcoholism or other form of chemical addiction that is not cured by Executive Officer within 90 days after receipt by him of written notice from the Board of its determination that a condition exists which must be cured; or

(iii)       any material breach by Executive Officer of his obligations under this Agreement that is not cured by Executive Officer within 30 days after receipt by him of written notice from the Chairman of his determination that a material breach has occurred; or

(iv)       Executive Officer’s unethical behavior, dishonesty, moral turpitudes which has caused harm or injury to the business, operations or financial condition of the Company.

In the event that Executive Officer is terminated for cause, then Executive Officer’s rights and duties under this Agreement shall terminate as of the effective date of such termination.  Notwithstanding anything to the contrary contained in this Agreement, it is the intention and agreement of the Company and Executive Officer that Executive Officer shall not be deprived, by reason of termination for cause, of any rights, payments, options or benefits which have vested or have been earned or to which Executive Officer is otherwise entitled as of the effective date of such termination, and it is also the intention and agreement of the Company and Executive Officer that no such right, payment, option or benefit will be reduced or otherwise affected by reason of such termination.

(e)  Involuntary termination without cause

The Company has the right to terminate Executive Officer without cause.  In the event that the Executive Officer is involuntarily terminated without cause within one year following a change in control, as change in control is defined in subparagraph 7(b), notwithstanding paragraph 2. herein, the Company shall pay Executive Officer, as separation pay, one year’s worth of his gross annual salary, as defined in 4(a) herein, as of the date upon which his termination becomes effective; plus twelve (12) months worth of benefits Executive Officer is then currently receiving.  The base salary and benefits shall be payable in the normal course for the twelve (12) month period following the effective date of the termination.

In the event that Executive Officer is involuntarily terminated without cause not following a change in control, as change in control is defined in subparagraph 7(b), the Company shall pay Executive Officer, as separation pay, six (6) months worth of his gross annual salary, as defined in 4(a) herein, as of the date upon which his termination becomes effective; plus six (6) months worth of benefits Executive Officer is then currently receiving.  The base salary and benefits shall be payable in the normal course for the six (6) month period following the effective date of the termination.

8.            Confidentiality, Commitments by Executive Officer.

Executive Officer hereby acknowledges that he has executed, and agrees to be bound by the Company agreement or agreements containing confidentiality, non-compete and restrictive covenant provisions, and this Employment Agreement shall not be deemed to supersede such agreement or agreements.

9.            Arbitration.  Subject to the provisions of paragraph 10 of this Agreement regarding injunctive relief, any controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall be determined and settled by arbitration in Rochester, New York administered by the American Arbitration Association under its Commercial Arbitration Rules then in effect.

10.          Enforceability.  If any provision of this Agreement shall be found in arbitration or by any court of competent jurisdiction to be contrary to law or public policy and therefore unenforceable, the Company and Executive Officer hereby waive such provision or part thereof, but only to the extent that such provision or part is found in arbitration or by such court to be unenforceable.  The Company and Executive Officer agree that such provision should be modified, consistent with the intent of this Agreement, by the arbitrator or such court so that it becomes enforceable, and, as modified, will be enforced as any other provision of this Agreement.  The lack of enforceability of any particular provision of this Agreement shall not affect any other provision of this Agreement.

11.          Governing Law.  This Agreement and the rights and obligations of Executive Officer and the Company shall be governed by and construed under the laws of the State of  New York.

12.          No Waiver.  The failure by either Executive Officer or the Company at any time to require performance or compliance by the other with any provision of this Agreement shall in no way affect either party’s full right to require such performance or compliance at any time thereafter.  The waiver by either party of a breach of any provision of this Agreement shall not be taken or held to be a waiver of any succeeding breach of such provision or as a waiver of the provision itself.

13.          Binding Agreement.  This Agreement shall be binding upon and inure to the benefit of Executive Officer and his heirs and legal representatives, and shall be binding upon and inure to the benefit of the Company and its legal representatives, successors and assigns.

14.          Notice.  Any notice required or permitted to be given under the Agreement shall be in writing and shall be deemed to be delivered when delivered personally to Executive Officer, to the Chairman of the Board of Directors or to an officer of the Company, or three business days after the date of mailing, if the mailing is made postage pre-paid, by registered or certified mail, return receipt requested, to the business address if to the Company, or the residence address if to Executive Officer or to such other address as the applicable party may from time to time designate.

15.          Entire Agreement.  Subject to the agreements acknowledged in paragraph 8 above, this Employment Agreement constitutes the only agreement and the entire agreement between Executive Officer and the Company relating to his employment and supersedes and cancels any and all previous contracts, arrangements or understandings with respect thereto.

16.          Amendment.  This Agreement may not be amended or modified except in a writing executed by both Executive Officer and the Company.

17.          Headings.  The descriptive headings used in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision in this Agreement.

18.          Counterparts.  This Agreement may be executed in separate counterparts, each of which shall be deemed an original and together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

VirtualScopics, Inc.

By:	s/o Terence A. Walts
Terence A. Walts
VirtualScopics, Inc.
Chairman, Compensation Committee to the Board of Directors

February 27, 2009
Date

s/o Jeffrey Markin
Jeffrey Markin (Executive Officer)